Exhibit 99.1

Pattern Energy Reports Second Quarter 2016 Financial Results
- Increases dividend to $0.40 per Class A common share for Q3 2016 -
SAN FRANCISCO, California, August 5, 2016 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ: PEGI) (TSX: PEG) today announced its financial results for the 2016 second quarter.
Highlights
(Comparisons made between fiscal Q2 2016 and fiscal Q2 2015 results, unless otherwise noted)

•	Proportional GWh sold of 1,715 GWh, up 40%

•	Net cash provided by operating activities of $54.3 million, up 68%

•	Cash available for distribution (CAFD) of $35.5 million, up 27% on track to meet full year guidance

•	Net loss of $15.6 million compared to net income of $5.7 million

•	Adjusted EBITDA of $78.6 million, up 18%

•	Revenue of $93.4 million, up 10%

•
Declared a third quarter dividend of $0.40 per Class A common share or $1.60 on an annualized basis, subsequent to the end of the period, representing a 2.6% increase over the previous quarter’s dividend

•
Added 272 MW in owned capacity, which brings the total portfolio owned capacity to 2,554 MW, with the agreement to acquire the Broadview Wind project (Broadview), located in New Mexico, from Pattern Energy Group LP (Pattern Development)

“We remain on track to achieve our cash available for distribution target for 2016, reporting $35.5 million in the second quarter. Our prudent capital and cost management more than offset the expected lower wind levels,” said Mike Garland, President and CEO of Pattern Energy. “We continue to grow our portfolio, which now stands at 2,554 MW – an increase of 12% this quarter, with the agreement to acquire 272 MW of owned capacity in Broadview from Pattern Development at a 9.6x average cash available for distribution multiple over five years. As the capital markets improve, our identified ROFO list of assets provides clear visibility to 40% growth on our existing portfolio and we expect to add new projects to the list in the coming year.”
Financial and Operating Results
Pattern Energy sold 1,715,286 MWh of electricity on a proportional basis in the second quarter of 2016 compared to 1,225,374 MWh sold in the same period last year. Pattern Energy sold 3,516,321 MWh of electricity on a proportional basis for the six-months ended June 30, 2016 (YTD 2016) compared to 2,161,408 MWh sold in the same period last year. The increase for the quarterly period was primarily attributable to volume increases of 444,745 MWh from controlling interests in consolidated MWh for projects which commenced commercial operations or were acquired since May 2015 and 45,167 MWh from unconsolidated investments primarily due to the acquisition of K2 in June 2015. As expected and planned for, El Niño conditions continued into the second quarter of 2016 which resulted in lower wind speeds and lower production than Pattern Energy's long-term average forecast.
Net cash provided by operating activities was $54.3 million for the second quarter of 2016 compared to $32.4 million for the same period last year. Net cash provided by operating activities was $69.0 million for YTD 2016 compared to $48.6 million for the same period last year. The change quarter over quarter is primarily due to higher revenues of $13.6 million (excluding unrealized loss on energy derivative and amortization of power purchase agreements) from projects which were acquired since May 2015 or which commenced commercial operations since the third quarter of 2015. Also increasing cash flows from operations was the timing of payments associated with accruals and other long term liabilities. These increases were partially offset by increases of $5.4 million in project expenses and $1.8 million in operating expenses.

Cash available for distribution was $35.5 million for the second quarter of 2016 compared to $28.0 million for the same period in the prior year. Cash available for distribution was $76.5 million for YTD 2016 compared to $37.3 million for the same period in the prior year. The $7.5 million increase for the quarterly period was due to additional revenues of $13.6 million (excluding unrealized loss on energy derivative and amortization of power purchase agreements) primarily from projects which were acquired since May 2015 or which commenced commercial operation since the third quarter of 2015. Pattern Energy also received an increase of $4.2 million in cash distributions from its unconsolidated investments when compared to the same period last year due to a full period of operations at each of its unconsolidated investments in 2016. These increases were partially offset by increases in project expenses of $5.4 million and operating expenses of $1.8 million, primarily from projects which commenced commercial operations or were acquired during 2015, as well as, increased distributions to noncontrolling interests of $3.5 million.
Net loss was $15.6 million in the second quarter of 2016, compared to net income of $5.7 million for the same period in the prior year. Net loss was $44.7 million for YTD 2016 compared to $16.4 million in the same period last year. The change quarter over quarter of $21.3 million was primarily attributable to projects which were acquired since May 2015 or became commercially operable in late 2015. Also contributing to the change were increases in other expense items related to interest expense and net losses on undesignated derivatives.
Adjusted EBITDA was $78.6 million for the second quarter of 2016 compared to $66.8 million for the same period last year. Adjusted EBITDA was $156.7 million for YTD 2016 compared to $113.6 million for the same period last year. The increase for the quarterly period was primarily attributable to projects which commenced commercial operations or were acquired since May 2015.
2016 Financial Guidance
Pattern Energy reaffirms its targeted annual cash available for distribution for 2016 in a range of $125 million to $145 million, representing an increase of 46% at the midpoint of the range, compared to cash available for distribution in 2015. The forward-looking cash available for distribution is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure, without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at cash available for distribution. A description of the adjustments to determine cash available for distribution can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations-Key Metrics, of Pattern Energy's 2016 Quarterly Report on Form 10-Q for the period ended June 30, 2016.
Quarterly Dividend
Pattern Energy declared an increased dividend for the third quarter 2016, payable on October 31, 2016, to holders of record on September 30, 2016 in the amount of $0.40 per Class A common share, which represents $1.60 on an annualized basis. This is a 2.6% increase from the second quarter 2016 dividend of $0.39.
Construction Pipeline
In June 2016, Pattern Energy agreed to acquire 272 MW of owned capacity in the 324 MW Broadview project, and the associated independent 35-mile 345 kV Western Interconnect transmission line, from Pattern Development for $269 million. Pattern Energy will fund the cash purchase price for its interest in the project, including the associated transmission line, at the commencement of commercial operations of the project which is expected in the first half of 2017. Pattern Energy's commitment to own and operate the facility was a core component of securing high-quality institutional equity investors for the project financing.
Pattern Energy can meet the contemplated cash purchase consideration using part of its available liquidity and the long-term project holding company debt financing commitments arranged at the time of the purchase commitment which total up to $160 million with various maturities from five to ten years. Management believes that Pattern Energy does not need to raise equity in order to complete the Broadview acquisition; however, it retains the flexibility to use retained cash flow or raise equity, corporate debt, project holding company debt or other financing arrangements prior to the closing of the Broadview acquisition in lieu of using one or more of project holding company debt financing commitments.
Broadview has entered into two 20-year power purchase agreements with Southern California Edison, which has a BBB+/A2 credit rating, for sale of 100 percent of its output, up to a total of 297 MW, which has been factored into the project's economics.
The Broadview power facility, located 30 miles north of Clovis, New Mexico, will consist of 141 Siemens 2.3 MW wind turbines and has the capacity to generate 324 MW of energy, the power equivalent to the annual energy usage of approximately 180,000 California homes.

Acquisition Pipeline
Pattern Energy has the Right of First Offer (ROFO) on a pipeline of acquisition opportunities from Pattern Development. The identified ROFO list stands at 1,032 MW of total owned capacity. This list of identified ROFO projects represents a portion of Pattern Development’s 5,900 MW pipeline of development projects, all of which are subject to Pattern Energy’s ROFO.
Since its IPO, Pattern Energy has purchased 1,104 MW from Pattern Development and in aggregate grown the identified ROFO list from 746 MW to a total of 2,136 MW. The table below sets forth the current list of identified ROFO projects:

Asset	Location	Owned MW	Status
Armow	Ontario	90	Operational
Kanagi Solar	Japan	6	Operational
Futtsu Solar	Japan	19	Operational
Meikle	British Columbia	180	In construction
Conejo Solar	Chile	84	In construction
Belle River	Ontario	43	Securing final permits
North Kent	Ontario	43	Securing final permits
Grady	New Mexico	176	Late stage development
Henvey Inlet	Ontario	150	Late stage development
Mont Sainte-Marguerite	Québec	147	Late stage development
Ohorayama	Japan	31	Late stage development
Tsugaru	Japan	63	Late stage development
Total		1,032
Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net loss to adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$54,270	$32,361	$68,991	$48,600
Changes in operating assets and liabilities	(12,669)	2,521	6,298	(2,136)
Network upgrade reimbursement	—	618	—	1,236
Release of restricted cash to fund project and general and administrative costs	—	1,501	590	1,501
Operations and maintenance capital expenditures	(516)	(283)	(746)	(321)
Transaction costs for acquisitions	52	1,357	65	1,777
Distributions from unconsolidated investments	11,960	7,771	31,774	13,847
Other	—	(148)	—	(292)
Less:
Distributions to noncontrolling interests	(4,270)	(763)	(8,187)	(1,511)
Principal payments paid from operating cash flows	(13,319)	(16,948)	(22,262)	(25,383)
Cash available for distribution	$35,508	$27,987	$76,523	$37,318

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net income (loss)	$(15,646)	$5,657	$(44,694)	$(16,402)
Plus:
Interest expense, net of interest income	21,008	18,715	41,323	36,414
Tax provision	1,429	3,603	2,727	2,857
Depreciation, amortization and accretion	45,835	34,785	91,219	63,841
EBITDA	52,626	62,760	90,575	86,710
Unrealized loss on energy derivative (1)	9,327	6,002	14,152	3,030
(Gain) loss on undesignated derivatives, net	5,879	(4,178)	19,510	(778)
Net loss on transactions	72	1,305	39	2,589
Adjustments from unconsolidated investments (2)	(9,422)	—	(11,134)	—
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	7,925	5,181	15,144	10,619
Depreciation, amortization and accretion	6,671	4,991	12,964	9,500
(Gain) loss on undesignated derivatives, net	5,555	(9,240)	15,471	1,894
Adjusted EBITDA	$78,633	$66,821	$156,721	$113,564
(1)    Amount is included in electricity sales on the consolidated statements of operations.
(2)    Amount consists of gains on distributions from unconsolidated investments and suspended equity losses of $7.5 million and $1.9 million for the three months ended June 30, 2016, respectively and $9.2 million and $1.9 million for the six months ended June 30, 2016, respectively.
Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time on Friday, August 5, 2016. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 51243882. The replay recording will be available until 11:59 p.m. Eastern Time, August 19, 2016.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. is an independent power company listed on The NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 17 wind power facilities, including one it has agreed to acquire, with a total owned interest of 2,554 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of Canadian securities laws, including statements regarding the ability to consummate the agreement to acquire Broadview, the ability to achieve the 2016 cash available for distribution target, the ability to fund the contemplated cash purchase consideration for Broadview using available liquidity and long-term project holding company debt financing commitments, the ability to not need to raise equity in order to complete the Broadview acquisition, and the number of homes Broadview has the capacity to generate energy. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$87,641	$94,808
Restricted cash	12,228	14,609
Funds deposited by counterparty	49,480	—
Trade receivables	49,329	45,292
Related party receivable	689	734
Reimbursable interconnection costs	—	38
Derivative assets, current	18,381	24,338
Prepaid expenses	11,128	14,498
Other current assets	10,102	6,891
Deferred financing costs, current, net of accumulated amortization of $6,310 and $5,192 as of June 30, 2016 and December 31, 2015, respectively	2,158	2,121
Total current assets	241,136	203,329
Restricted cash	16,372	36,875
Property, plant and equipment, net of accumulated depreciation of $498,867 and $409,161 as of June 30, 2016 and December 31, 2015, respectively	3,225,658	3,294,620
Unconsolidated investments	92,792	116,473
Derivative assets	31,704	44,014
Deferred financing costs	3,572	4,572
Net deferred tax assets	10,888	6,804
Finite-lived intangible assets, net of accumulated amortization of $7,734 and $4,357 as of June 30, 2016 and December 31, 2015, respectively	94,256	97,722
Other assets	23,930	25,183
Total assets	$3,740,308	$3,829,592

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	June 30,	December 31,
	2016	2015
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$29,923	$42,776
Accrued construction costs	4,494	23,565
Counterparty deposit liability	49,480	—
Related party payable	833	1,646
Accrued interest	8,916	9,035
Dividends payable	29,711	28,022
Derivative liabilities, current	15,711	14,343
Revolving credit facility	335,000	355,000
Current portion of long-term debt, net of financing costs of $3,638 and $3,671 as of June 30, 2016 and December 31, 2015, respectively	45,721	44,144
Other current liabilities	2,557	2,156
Total current liabilities	522,346	520,687
Long-term debt, net of financing costs of $21,036 and $22,632 as of June 30, 2016 and December 31, 2015, respectively	1,163,229	1,174,380
Convertible senior notes, net of financing costs of $4,449 and $5,014 as of June 30, 2016 and December 31, 2015, respectively	200,103	197,362
Derivative liabilities	69,842	28,659
Net deferred tax liabilities	22,860	22,183
Finite-lived intangible liability, net of accumulated amortization of $3,902 and $2,168 as of June 30, 2016 and December 31, 2015, respectively	56,398	58,132
Other long-term liabilities	60,004	52,427
Total liabilities	2,094,782	2,053,830
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 74,930,002 and 74,644,141 shares outstanding as of June 30, 2016 and December 31, 2015, respectively	750	747
Additional paid-in capital	927,812	982,814
Accumulated loss	(104,052)	(77,159)
Accumulated other comprehensive loss	(94,037)	(73,325)
Treasury stock, at cost; 67,344 and 65,301 shares of Class A common stock as of June 30, 2016 and December 31, 2015, respectively	(1,617)	(1,577)
Total equity before noncontrolling interest	728,856	831,500
Noncontrolling interest	916,670	944,262
Total equity	1,645,526	1,775,762
Total liabilities and equity	$3,740,308	$3,829,592

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue:
Electricity sales	$91,370	$82,871	$177,033	$146,996
Related party revenue	1,332	872	2,547	1,675
Other revenue	736	928	1,497	866
Total revenue	93,438	84,671	181,077	149,537
Cost of revenue:
Project expense	33,359	27,981	65,605	53,227
Depreciation and accretion	43,678	34,342	87,089	63,398
Total cost of revenue	77,037	62,323	152,694	116,625
Gross profit	16,401	22,348	28,383	32,912
Operating expenses:
General and administrative	10,362	8,870	19,931	15,091
Related party general and administrative	1,931	1,621	3,828	3,429
Total operating expenses	12,293	10,491	23,759	18,520
Operating income	4,108	11,857	4,624	14,392
Other income (expense):
Interest expense	(21,275)	(18,943)	(42,336)	(36,861)
Gain (loss) on undesignated derivatives, net	(5,879)	4,178	(19,510)	778
Earnings in unconsolidated investments, net	7,240	13,801	11,070	10,719
Related party income	1,097	756	2,104	1,424
Net loss on transactions	(72)	(1,305)	(39)	(2,589)
Other income (expense), net	564	(1,084)	2,120	(1,408)
Total other expense	(18,325)	(2,597)	(46,591)	(27,937)
Net income (loss) before income tax	(14,217)	9,260	(41,967)	(13,545)
Tax provision	1,429	3,603	2,727	2,857
Net income (loss)	(15,646)	5,657	(44,694)	(16,402)
Net loss attributable to noncontrolling interest	(12,423)	(8,660)	(17,801)	(10,820)
Net income (loss) attributable to Pattern Energy	$(3,223)	$14,317	$(26,893)	$(5,582)

Weighted average number of shares:
Class A common stock - Basic	74,443,901	68,943,707	74,440,950	67,426,286
Class A common stock - Diluted	74,443,901	69,147,260	74,440,950	67,426,286
Earnings (loss) per share
Class A common stock:
Basic earnings (loss) per share	$(0.04)	$0.21	$(0.36)	$(0.08)
Diluted earnings (loss) per share	$(0.04)	$0.21	$(0.36)	$(0.08)
Dividends declared per Class A common share	$0.39	$0.35	$0.77	$0.71

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2016	2015
Operating activities
Net loss	$(44,694)	$(16,402)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	87,089	63,841
Amortization of financing costs	3,498	3,636
Amortization of debt discount/premium, net	2,074	—
Amortization of power purchase agreements, net	1,507	—
Loss on derivatives, net	32,209	333
Stock-based compensation	2,777	1,989
Deferred taxes	2,487	2,616
Earnings in unconsolidated investments	(11,070)	(10,719)
Distributions from unconsolidated investments	377	—
Other reconciling items	(965)	1,170
Changes in operating assets and liabilities:
Funds deposited by counterparty	(49,480)	—
Trade receivables	(3,753)	(4,924)
Prepaid expenses	3,400	3,107
Other current assets	(2,998)	334
Other assets (non-current)	1,839	(99)
Accounts payable and other accrued liabilities	(9,631)	615
Counterparty deposit liability	49,480	—
Related party receivable/payable	(735)	(7)
Accrued interest	(178)	689
Other current liabilities	381	1,151
Long-term liabilities	6,363	1,270
Increase in restricted cash	(986)	—
Net cash provided by operating activities	68,991	48,600
Investing activities
Cash paid for acquisitions, net of cash acquired	—	(404,377)
Decrease in restricted cash	20,561	25,277
Increase in restricted cash	(64)	(6,966)
Capital expenditures	(25,953)	(216,499)
Distributions from unconsolidated investments	31,774	13,847
Reimbursable interconnection receivable	38	1,246
Other assets (non-current)	—	(6,074)
Other investing activities	(163)	—
Net cash provided by (used in) investing activities	26,193	(593,546)

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Six months ended June 30,
	2016	2015
Financing activities
Proceeds from public offering, net of issuance costs	$—	$196,591
Repurchase of shares for employee tax withholding	(40)	(310)
Dividends paid	(56,097)	(39,170)
Payment for deferred equity issuance costs	(677)	(2,204)
Capital distributions - noncontrolling interest	(8,187)	(1,511)
Decrease in restricted cash	25,714	18,532
Increase in restricted cash	(22,342)	(21,718)
Refund of deposit for letters of credit	—	3,425
Payment for deferred financing costs	(134)	(5,614)
Proceeds from revolving credit facility	20,000	250,000
Repayment of revolving credit facility	(40,000)	(50,000)
Proceeds from construction loans	—	206,184
Repayment of long-term debt	(22,262)	(25,383)
Other financing activities	(343)	—
Net cash provided by (used in) financing activities	(104,368)	528,822
Effect of exchange rate changes on cash and cash equivalents	2,017	(2,596)
Net change in cash and cash equivalents	(7,167)	(18,720)
Cash and cash equivalents at beginning of period	94,808	101,656
Cash and cash equivalents at end of period	$87,641	$82,936
Supplemental disclosures
Cash payments for income taxes	$155	$186
Cash payments for interest expense, net of capitalized interest	36,535	24,447
Acquired property, plant and equipment from acquisitions	—	579,712
Schedule of non-cash activities
Change in property, plant and equipment	1,302	21,094